Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:                                                                   May 13, 2010

Contact:                                                  Anne-Marie Wright, Vice President, Corporate Communications

Phone:                                                          (801) 208-4167  e-mail: awright@merit.com  Fax: (801) 253-1688

MERIT MEDICAL SIGNS AGREEMENT TO ACQUIRE BIOSPHERE MEDICAL

SOUTH JORDAN, UTAH — Merit Medical Systems, Inc. (NASDAQ: MMSI) today announced that it has signed a definitive merger agreement to acquire BioSphere Medical, Inc. (NASDAQ: BSMD) in an all cash transaction valued at approximately $96 million, inclusive of all common equity and Series A Preferred preferences.

The merger agreement provides for a cash payment of approximately $4.38 per share for each outstanding share of BioSphere common stock, representing a premium of 54% over BioSphere’s closing share price on May 12, 2010.

BioSphere develops and markets embolotherapeutic products for the treatment of uterine fibroids, hypervascularized tumors, and arteriovenous malformations.  Embolotherapy procedures are primarily performed by interventional radiologists and use bioengineered microspheres to create targeted vascular occlusion and drug delivery.  Embolotherapy has become an accepted alternative for many women suffering from uterine fibroids who may otherwise undergo a hysterectomy.  Similarly, with 600,000 new cases of primary liver cancer per year, there is growing international adoption of embolotherapy with drug-delivery protocols to treat liver cancer.

“The acquisition of BioSphere represents a truly strategic investment for Merit,” said Fred P. Lampropoulos, Chairman and CEO of Merit.  “We believe BioSphere offers the most advanced embolotherapy technology available today and represents a valuable platform for therapeutic technologies.  Our more than twenty years’ experience delivering point-of-sale clinical solutions to interventional radiologists combined with our global distribution channels position us well to capitalize on the BioSphere technology in the market.  We believe we can drive incremental use of the women’s health and oncology applications among interventionalists, while providing significant benefit to patients.  We anticipate that our ability to increase sales and create operational efficiencies will deliver enhanced value to our shareholders.”

Through the acquisition of BioSphere, Merit will obtain a platform technology applicable to multiple therapeutic areas with significant market potential while leveraging existing interventional radiology call points.  Two immediate applications for embolotherapy are uterine fibroids and primary liver cancer, which Merit believes represent a worldwide market potential of $650 million and $380 million, respectively.  Embolotherapy has demonstrated compelling benefits to patients, physicians and payers.

Merit anticipates that the proposed transaction will be dilutive to Merit’s earnings per share in calendar year 2010 as a result of transaction fees, restructuring costs and other one-time costs, and is expected to be accretive to Merit’s earnings per share in calendar year 2011 and beyond.  Merit also expects to achieve sales synergies driven by adding BioSphere products into Merit’s global sales channels.  Merit’s recent product introductions, such as the Maestro™ microcatheter and the Merit Laureate™ hydrophilic guide wire, as well as Merit’s vascular access products, complement and enhance Merit’s opportunities to bundle complementary products.  Merit also expects to recognize efficiencies through the reduction of redundant expenses in sales, marketing and general and administrative functions.

The transaction has been approved by the board of directors of both companies, and is subject to the satisfaction or waiver (in accordance with the provisions of the Merger Agreement) of certain closing conditions, including the approval of the BioSphere shareholders, clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.  It is anticipated that the transaction will close in the third calendar quarter of 2010.  The transaction is not subject to a financing condition, as Merit has secured a commitment for a credit facility in an amount that Merit believes is sufficient to consummate the transaction.

Piper Jaffray & Co. served as financial advisor to Merit, and J.P. Morgan Securities Inc. served as the financial advisor to BioSphere.  Parr Brown Gee & Loveless served as the legal advisor to Merit.  WilmerHale LLP served as legal advisors to BioSphere.

CONFERENCE CALL

Merit will host a conference call to further discuss the details of the proposed acquisition today, May 13th, 2010 at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is (866) 225-8754, and the international number is (480) 629-9690.  A live webcast as well as a rebroadcast of the conference call can be accessed through the “Investors” page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and gastroenterology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 125 individuals.  Merit employs approximately 1,950 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

ABOUT BIOSPHERE

BioSphere Medical, Inc. seeks to pioneer and commercialize minimally invasive diagnostic and therapeutic applications based on proprietary bioengineered microsphere technology.  BioSphere’s core technologies, patented bioengineered polymers and manufacturing methods are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications.  BioSphere’s principal focus is the use of its products for the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE.  BioSphere’s products continue to gain acceptance in this rapidly emerging procedure, as well as in a number of other new and established medical treatments.

This press release contains forward-looking statements regarding, among other things, the proposed business combination between Merit and BioSphere, Merit’s and BioSphere’s financial position, results of operations, product development and business strategy, as well as estimates of Merit’s future operating and financial performance and earnings per share.  Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “will,” “may,” “intend” or similar expressions are forward-looking statements.  Because these statements reflect Merit’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties.  Readers should note that many factors could affect the proposed combination of the companies, as well as future financial results, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the risk that the proposed transaction will not close; the risk that, if the proposed transaction does close, the operations of the two companies will not be integrated successfully; Merit’s ability to successfully develop, commercialize and market new products acquired through the proposed transaction (or products developed through the use of intellectual property acquired through the transaction); Merit’s ability to obtain regulatory approvals necessary to complete the proposed BioSphere transaction and pursue its intended business strategy; healthcare policy changes which may have a material adverse effect on Merit’s business plan, operations or financial results; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; national economic and industry changes and their effect on Merit’s revenues, collections and supplier relations; termination or interruptions of supplier relationships, or the failure of suppliers to perform; product recalls and product liability claims involving existing or future products; inability to successfully manage growth, whether through acquisitions or otherwise; delays in obtaining regulatory approvals, or the failure to maintain such approvals; failure to comply with governing regulations and laws; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursements; changes in health care markets related to health care reform initiatives; limits on reimbursement imposed by governmental programs; impact of force majeure events on Merit’s business, including severe weather conditions; failure to comply with applicable environmental laws; and other factors referred to in Merit’s periodic reports filed with the Securities and Exchange Commission, including Merit’s Annual Report on Form 10-K for the year ended December 31, 2009. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.